SOURCE: STEPHEN H. CLARK		609-561-9000
MARISSA TRAVALINE
COMPANY NAME: SOUTH JERSEY INDUSTRIES, INC.
MARKET: N
STOCK SYMBOL: SJI

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
COMPARATIVE EARNINGS STATEMENTS
(In Thousands Except for Per Share Data)
UNAUDITED

	Three Months Ended
	March 31,
	2017		2016
Operating Revenues:
Utility	$195,769		$183,669
Nonutility	230,060		149,366

Total Operating Revenues	425,829		333,035

Operating Expenses:
Cost of Sales - (Excluding depreciation)
- Utility	71,379		65,206
- Nonutility	215,763		87,769
Operations	39,626		38,797
Maintenance	4,981		4,384
Depreciation	24,323		20,701
Energy and Other Taxes	2,071		1,925

Total Operating Expenses	358,143		218,782

Operating Income	67,686		114,253

Other Income and Expense	5,665		2,203
Interest Charges	(16,745)		(9,160)

Income Before Income Taxes	56,606		107,296

Income Taxes	(21,870)		(39,267)
Equity in Earnings of Affiliated Companies	3,011		158

Income from Continuing Operations	37,747		68,187

Loss from Discontinued Operations - (Net of tax benefit)	(30)		(118)

Net Income	$37,717	$68,069

Basic Earnings per Common Share:

Continuing Operations	$0.47	$0.96
Discontinued Operations	—	—

Basic Earnings per Common Share	$0.47	$0.96

Average Shares of Common Stock Outstanding - Basic	79,519	71,127

Diluted Earnings per Common Share:

Continuing Operations	$0.47	$0.95
Discontinued Operations	—	—

Diluted Earnings per Common Share	$0.47	$0.95

Average Shares of Common Stock Outstanding - Diluted	79,641	71,416